EXHIBIT 10.8

Talinum LLC

Alex Tawse, Chairman and CEO
United States Oil and Gas Corp
11782 Jollyville Road, Suite 211B
Austin, Texas 78759

May 1, 2010

Dear Mr. Tawse,

This letter of agreement (the “Agreement”) confirms the engagement by United States Oil and Gas Corp (“USOG” and, together with its affiliates and subsidiaries, the “Company”) of Talinum LLC (“Talinum”) as your marketing representative.

The period of this Agreement will commence immediately and proceed on a month-by-month basis (the “Term”).

1.
Talinum shall perform the following services (the “Services”): (i) Analyze and compile financial information and/or industry related research for the purpose of fulfilling the Company’s reporting, registration, and investor and public relations needs; (ii) Identify, introduce and/or vet potential partner(s), investor(s), acquisition target(s) or acquirer(s) (collectively referred to as “Partner”) to finance or support the Company’s acquisition and/or strategic plan, working capital needs as well as other opportunities (the “Opportunity”); and (iii) serve as the liaison and coordinate due diligence efforts between potential Partner(s) and the Company.

2.
Company Agrees: The critical responsibility of the Company and/or the Company’s officers is to define and to agree to (i) the material produced by Talinum on behalf of the Company; (ii) the terms, conditions and price of the Opportunity for which Talinum may offer advice but in which the complete and final decision is solely that of the Company; (iii) share pertinent information concerning the Company such as but not limited to financial, operational, legal, tax, technical, historical and other documents necessary to Talinum or a potential Partner within reason; and (iv) promptly bring to the attention of Talinum anything that should come to the Company’s attention that has not been discussed with Talinum and that would have a negative implication for the Company.

3.
Compensation for Services: For acting as its marketing representative, the Company shall cause to be paid to Talinum for each month of services rendered, a cash fee at a rate of two thousand five hundred dollars ($2,500) regardless of whether an Opportunity is consummated.

4.
Reimbursement of Expenses: The Company shall pay all actual expenses incurred by Talinum in connection with its performance of Services, including but not limited to travel, marketing and communication. The Company will pay these expenses on an ongoing basis, as incurred. Any expenditure by Talinum on behalf of this agreement that is in excess of US$500 will need the prior approval of the Company prior to incurrence.

5.
Indemnification: The Company hereby agrees to the terms and conditions of the Indemnification Agreement attached hereto as Appendix “A” with the same force and effect as if such terms and conditions were set forth herein.

6.
Obligations of Talinum Solely to the Company: The services of Talinum are to be rendered solely to the Company. They are not being rendered by as an agent or a fiduciary of any shareholder or outside party of the Company and Talinum shall not have any liability with respect to its services hereunder to any other person, firm or corporation.

Confidential

Talinum LLC

7.
Termination and Notices: This engagement may be terminated by the Company or Talinum at any time with or without cause upon written notice to the other party to that effect, but no such termination shall affect Talinum’s right to compensation earned on or prior to such termination.

8.
Entire Agreement: This Agreement sets forth the entire Agreement of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and Agreements between the parties. This Agreement cannot be changed, nor can any of its provisions be waived, except by written agreement signed by Talinum and the Company.  This Agreement shall be binding upon and inure to the benefit of any successors or assigns of the parties.

9.
Governing Law: This Agreement shall be governed by and construed to be in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in such State by citizens thereof. Any disputes arising out of this Agreement shall be adjudicated in the courts of the State of New York and the Company hereby agrees that service of process upon it by registered or certified mail at the address shown in this Agreement shall be deemed adequate and lawful.

10.
Acceptance: Please confirm that the foregoing is in accordance with your understanding by signing on behalf on the Company and returning to the undersigned an executed copy of this Agreement and the attached indemnification agreement, whereupon it shall become a binding agreement between Company and Talinum.

With regards,

Talinum LLC		Accepted and Agreed to
9 Hillside Avenue
Port Washington, New York 11050
(917) 449-6685		As of: May 1, 2010

By:	/s/ Michael Taylor	By:	/s/ Alex Tawse
Mr. Michael Taylor		Mr. Alex Tawse, Chairman and CEO
United States Oil and Gas Corp

Confidential

Talinum L LC

APPENDIX A

Indemnification Agreement
Appendix “A” to letter Agreement (the “Agreement”) dated as of May 1, 2010 by and between United States Oil and Gas Corp (“USOG” and, together with its affiliates and its subsidiaries, the “Company”) and Talinum LLC (“Talinum”).

The Company agrees to indemnify and hold Talinum and its affiliates, control persons, directors, employees and agents (each an “Indemnified Person”) harmless from and against all loses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not Talinum or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of Talinum’s entering into or performing services under this Agreement, or arising out of any matter referred to in this Agreement. This indemnity shall also include Talinum’s and/or any such Indemnified Person’s reasonable attorney’s and accountants’ fees and out-of-pocket expenses incurred in such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to Talinum and/or to any such other Indemnified Person by the Company as they are incurred, and in any event no less frequently than bi-monthly: provided however, that the indemnified herein set forth shall not apply where a court of competent jurisdiction has made a final determination that Talinum (i) acted in a grossly negligent manner, (ii) engaged in willful misconduct in the performance of its services hereunder, or (iii) failed to perform services in accordance with Section 1 of the Agreement, which gave rise to the loss, claim, damage, liability, cost or expenses sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse Talinum and/or they are incurred). The Company also agrees that neither Talinum nor any Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with any act or omission to act by Talinum as a result of its engagement under this Agreement except for any such liability for losses, Claims, damages, liabilities or expenses incurred by the Company that is found in a final determination by a court of competent jurisdiction to have resulted from Talinum’s gross negligence or willful misconduct.

If for any reason, the foregoing indemnification is unavailable to Talinum or any such other Indemnified Person are insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Talinum or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and Talinum or any such other Indemnified Person on the other hand, but also the relative fault of the Company and Talinum or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by Talinum and any such other Indemnified Person hereunder exceed the amount of the net fees actually received by Talinum pursuant to this Agreement.

The reimbursement, indemnity and contribution obligation of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Talinum and any other indemnified Person.

The terms and conditions hereinabove set forth in this Appendix A shall survive the termination and expiration of this Agreement and shall continue two years after the latest month Talinum provided Services.

Confidential